Exhibit 99.1

Press Release

For Immediate Release

MARK J. BARRENECHEA APPOINTED TO

AVERY DENNISON BOARD OF DIRECTORS

Glendale, California -- September 10, 2018 – Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has appointed Mark J. Barrenechea a director, effective September 10, 2018.

Barrenechea, 53, is vice chair, CEO and chief technology officer of OpenText Corporation (NASDAQ:OTEX), a global software leader in Enterprise Information Management with $2.8 billion in fiscal 2018 revenues.

“We’re extremely pleased to welcome Mark to our board,” said Peter K. Barker, chair of the Governance and Social Responsibility Committee of the Board of Directors, Avery Dennison. “He brings more than 30 years of experience providing leadership and innovation in the technology sector.”

“Mark is a technology leader who has deep knowledge and expertise in information management strategies,” added Dean Scarborough, chairman of the Board, Avery Dennison. “His knowledge will be invaluable to Avery Dennison as we continue to develop innovative solutions for our customers, including the development of our intelligent labels platform.”

Barrenechea joined OpenText as president and CEO in 2012 from Silicon Graphics International Corporation (SGI), where he was also president and CEO. His three decades in the technology industry include seven years at Oracle where he served as senior vice president of Applications Development as well as executive vice president & chief technology officer at CA Technologies.

Barrenechea holds a Bachelor of Science degree in Computer Science from Saint Michael’s College in Colchester, Vermont.

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Press Release

For Immediate Release

About Avery Dennison

Avery Dennison Corporation (NYSE: AVY) is a global materials science and manufacturing company specializing in the design and manufacture of a wide variety of labeling and functional materials. The company’s products, which are used in nearly every major industry, include pressure-sensitive materials for labels and graphic applications; tapes and other bonding solutions for industrial, medical and retail applications; tags, labels and embellishments for apparel; and radio-frequency identification (RFID) solutions serving retail apparel and other markets. Headquartered in Glendale, California, the company employs approximately 30,000 employees in more than 50 countries. Reported sales in 2017 were $6.6 billion.

Contacts:

Avery Dennison Corporation

Media Relations

Rob Six (626) 304-2361

rob.six@averydennison.com

or

Investor Relations

Cynthia Guenther

(626) 304-2204

investorcom@averydennison.com